Exhibit 99

SILICON LABORATORIES REPORTS RECORD RESULTS

—Company Grows Revenue, Earnings and Improves Margins—

AUSTIN, Texas — Feb 3, 2010 — Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today reported fourth quarter revenue of $127.2 million, which far exceeded the pre-recession peak and represented a 28 percent increase over the same period in 2008. Revenue for the year totaled $441 million, a six percent increase over 2008, and a very strong result compared to the decline in the overall industry during the same period. Even more notable is the combination of revenue growth, further gross margin improvement and earnings expansion enabling the company to make upward revisions to its financial model.

2009 Highlights

•                  Year over year growth was driven by record revenue for audio, video, MCU, timing, wireless and power products.

•                  A record number of new introductions enabled a 40 percent increase in the company’s served market and included the addition of new human interface products, new isolation products, a silicon TV tuner, and new low power and automotive MCUs.

•                  Gross margins on both a GAAP and a non-GAAP basis increased by 190 and 140 basis points, respectively, resulting from improved margins in all three of the company’s main product areas.

•                  The company delivered 15 percent GAAP operating income and 25 percent non-GAAP operating income for the year while maintaining healthy investments in R&D.

•                  The company ended the year with a cash, cash equivalents and investments balance up more than 30 percent to $435 million.

•                  The company continued to repurchase shares and began execution of a new $150 million share repurchase authorization.

Fourth Quarter Financial Results

Fourth quarter revenue of $127.2 million represented a record for the company. GAAP results showed significant improvement over the course of the year. Fourth quarter GAAP gross margin increased considerably to 65.5 percent and 63.4 percent for the full year. R&D investment for the fourth quarter was $26.6 million.  SG&A increased to $30.6 million. Other income, principally interest income on invested cash, was under $1 million. GAAP operating income was more than 20 percent in the fourth quarter, up from 7 percent in the same period in 2008. Fully diluted earnings per share was 84 cents for the fourth quarter and $1.57 for the full year, up dramatically from 14 cents and 67 cents, respectively, in 2008.

The earnings results reflect a 40 cent impact from an Advance Pricing Agreement the company entered into with the IRS that covers historical tax years from 2005 through 2009, allowing the immediate reversal of tax reserves established for each of those periods as well as providing more certainty regarding the company’s future effective tax rate.

The following non-GAAP results exclude the impact of stock compensation expense and other one-time charges. Non-GAAP gross margin for the quarter was up again to 65.7 percent. Non-GAAP gross margin for the year was 63.8 percent, an industry-leading result when paired with the company’s revenue growth. Non-GAAP operating expenses increased as expected to 36 percent of the company’s revenue as R&D investment increased slightly to $23.2 million and SG&A expense increased to $22.5 million. Non-GAAP operating income was nearly 30 percent of revenue for the fourth quarter and 25.2 percent for the year. Non-GAAP diluted earnings per share for the fourth quarter was $1.06 and $2.40 for the full year, compared to $1.89 for all of 2008. The reconciling charges are set forth in the financial measures table included below.

Business Summary

Strong performance for the quarter was led by the company’s Broad-based products, which were up 12 percent sequentially. The MCU products had another record quarter as demand for high-end precision mixed-signal and small form factor devices continued to rebound. The Timing products had another record quarter as well. Clock and oscillator design wins in the quarter increased by 50 percent sequentially, signaling continued momentum.

The company’s Access products were up eight percent sequentially in the fourth quarter. Both embedded modems and SLICs grew quarter to quarter due to strength in demand in set-top boxes and voice over DSL gateways, respectively. And as expected, the Broadcast products were down 10 percent sequentially. Anticipated softness at the company’s largest customer was partially offset by ramps at new, major customers.

“We executed well in 2009, making progress on the critical projects and design wins needed to position the business to outperform again in 2010 and beyond,” said Necip Sayiner, president and CEO of Silicon Laboratories. “We believe we have visibility into continued gross and operating margin strength as all three of our product groups, Access, Broadcast and Broad-based, deliver solid growth in 2010.”

The company guided revenues for the first quarter in the range of $120 to $125 million.

Webcast and Conference Call

A conference call discussing the results will follow this press release today at 7:30 a.m. Central Time. An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling 1- 888-662-6658 or +1 203-369-2037 (international). Replays will be available through February 17th, 2010.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories, please visit www.silabs.com.

Forward Looking Statements

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly, difficulties developing new products that achieve market acceptance; dependence on a limited number of products and customers; intellectual property litigation risks; inventory-related risks; risks associated with acquisitions; difficulties managing international activities; difficulties managing our manufacturers and subcontractors; risks that Silicon Laboratories may not be able to manage strains associated with its growth; credit risks associated with our accounts receivable; dependence on key personnel; risks associated with divestitures; geographic concentration of manufacturers, assemblers, test service providers and customers in Asia that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

Silicon Laboratories Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Revenues	$127,190	$99,348	$441,020	$415,630
Cost of revenues	43,930	39,252	161,267	159,845
Gross margin	83,260	60,096	279,753	255,785
Operating expenses:
Research and development	26,553	27,369	104,394	101,205
Selling, general and administrative	30,629	25,639	108,848	100,674
In-process research and development	—	—	—	10,250
Operating expenses	57,182	53,008	213,242	212,129
Operating income	26,078	7,088	66,511	43,656
Other income (expense):
Interest income	640	1,172	2,725	10,449
Interest expense	(25)	(108)	(180)	(433)
Other income (expense), net	(388)	(16)	(90)	(556)
Income before income taxes	26,305	8,136	68,966	53,116
Provision for income taxes	(13,946)	1,812	(4,126)	20,181

Net income	$40,251	$6,324	$73,092	$32,935

Earnings per share:
Basic	$0.88	$0.14	$1.62	$0.68
Diluted	$0.84	$0.14	$1.57	$0.67

Weighted-average common shares outstanding:
Basic	45,650	45,256	45,023	48,109
Diluted	47,786	45,635	46,542	48,989

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

	Three Months Ended January 2, 2010
Non-GAAP Income Statement Items	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$127,190

Gross margin	83,260	65.5%	$315	$83,575	65.7%

Research and development	26,553	20.9%	3,366	23,187	18.2%

Selling, general and administrative	30,629	24.1%	8,117	22,512	17.7%

Operating expenses	57,182	45.0%	11,483	45,699	35.9%

Operating income	26,078	20.5%	11,798	37,876	29.8%

	Year Ended January 2, 2010
Non-GAAP Income Statement Items	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Termination Costs and Impairments	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$441,020

Gross margin	279,753	63.4%	$1,457	$10	$281,220	63.8%

Operating income	66,511	15.0%	43,974	821	111,306	25.2%

	Year Ended January 2, 2010
Non-GAAP Diluted Earnings Per Share	GAAP Measure	Stock Compensation Expense	Termination Costs and Impairments	Non-GAAP Measure
Net income	$73,092	$37,753	$732	$111,577

Diluted shares outstanding	46,542	—	—	46,542

Diluted earnings per share	$1.57			$2.40

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

(Continued)

	Three Months Ended January 2, 2010
Non-GAAP Diluted Earnings Per Share	GAAP Measure	Stock Compensation Expense	Non-GAAP Measure
Net income	$40,251	$10,234	$50,485

Diluted shares outstanding	47,786	—	47,786

Diluted earnings per share	$0.84		$1.06

Tax impact of prior period adjustments			$(0.40)

Diluted earnings per share			$0.66

	Year Ended January 3, 2009
Non-GAAP Income Statement Items	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Cost of Sales Fair Value Adjustment	Non- GAAP Measure	Non- GAAP Percent of Revenue
Revenues	$415,630

Gross margin	255,785	61.5%	$1,437	$2,159	$259,381	62.4%

	Year Ended January 3, 2009
Non-GAAP Diluted Earnings Per Share	GAAP Measure	Termination Costs and Impairments	Stock Compensation Expense	Cost of Sales Fair Value Adjustment	Acquisition Tax Expense	IPR&D	Non- GAAP Measure
Net income	$32,935	$1,208	$35,022	$1,403	$11,756	$10,250	$92,574

Diluted shares outstanding	48,989	—	—	—	—	—	48,989

Diluted earnings per share	$0.67						$1.89

Silicon Laboratories Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	January 2, 2010	January 3, 2009
Assets
Current assets:
Cash and cash equivalents	$195,737	$172,272
Short-term investments	214,486	101,267
Accounts receivable, net of allowance for doubtful accounts of $567 at January 2, 2010 and $1,011 at January 3, 2009	56,128	36,144
Inventories	31,512	28,293
Deferred income taxes	7,620	6,439
Prepaid expenses and other current assets	18,515	18,297
Total current assets	523,998	362,712
Long-term investments	24,676	51,821
Property and equipment, net	27,785	30,496
Goodwill	105,109	105,515
Other intangible assets, net	41,886	49,728
Other assets, net	19,384	23,973
Total assets	$742,838	$624,245

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,759	$22,274
Accrued expenses	25,399	29,119
Deferred income on shipments to distributors	28,470	21,599
Income taxes	6,011	4
Total current liabilities	88,639	72,996
Long-term obligations and other liabilities	24,403	48,789
Total liabilities	113,042	121,785
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.0001 par value; 250,000 shares authorized; 45,772 and 44,613 shares issued and outstanding at January 2, 2010 and January 3, 2009, respectively	5	4
Additional paid-in capital	128,262	75,711
Retained earnings	505,885	432,793
Accumulated other comprehensive loss	(4,356)	(6,048)
Total stockholders’ equity	629,796	502,460
Total liabilities and stockholders’ equity	$742,838	$624,245

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